EXHIBIT 10.14
                      DR. ROBERT BROWN EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT


         This Agreement, dated as of June 15, 1999, is between Interactive Network, Inc., a California corporation ("Company"), and Robert J. Brown ("Executive"). Company and Executive agree to the following terms and conditions of employment.


1. PERIOD OF EMPLOYMENT. Company shall employ Executive to render services to Company in the position and with the duties and responsibilities described in
Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending upon the earlier of (i) June 22, 2002 or (ii) the date upon which the Period of Employment is terminated in accordance with Section 4.


2.  POSITION AND RESPONSIBILITIES.

         (a) POSITION. Executive accepts employment with Company as Chief Technology Officer and shall perform all services appropriate to that position, as well as such other services as may be assigned by the Chief Executive Officer of the Company ("CEO"). Executive shall devote his best efforts and full-time attention to the performance of his duties. Executive shall report to and be subject to the direction of the CEO. Executive shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

         (b) OTHER ACTIVITY. Except upon the prior written consent of Company, Executive (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Company, that might create a conflict of interest with Company, or that otherwise might interfere with the business of Company, or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Company.

         (c) WARRANTY. Executive agrees that he will not use for the benefit of, or disclose to, Company any confidential information belonging to any former employer or other entity unless he has written permission from the employer or entity to do so (or unless Company has been granted such permission).


3.  COMPENSATION AND BENEFITS.

         (a) COMPENSATION. In consideration of the services to be rendered under this Agreement, Company shall pay Executive as follows, payable semi-monthly:

     (iv)     $125,000 per year from June 22, 1999 through June 21, 2000;
     (v)      $135,000 per year from June 22, 2000 through June 21, 2001;
     (vi)     $145,000 per year from June 22, 2001 through June 21, 2002.

All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.

         (b) BENEFITS. Executive shall be entitled to three (3) weeks of paid vacation, in addition to approved holidays. Executive shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Company's policies and generally made available to similarly situated employees of Company, including, without limitation, medical and dental benefits and participation in a 401(k) plan when established. The amount and

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extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as amended. Until such time as the Company provides medical and dental benefits, Company shall reimburse Executive for the total premium costs of his present policies for said benefits. Executive also shall be entitled to any benefits or compensation tied to termination as described in
Section 4.

         (c) EXPENSES. Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, in accordance with Company's policies, as they may be amended in Company's sole discretion.

         (d) STOCK OPTIONS. As approved by the Board of Directors of Company, Company shall issue to Executive effective June 22, 1999 ("Issue Date") options to purchase Three Hundred Thousand (300,000) shares of Company's common stock, which shall vest as follows:

                100,000 options to vest effective June 22, 1999
                100,000 options to vest effective June 22, 2000
                100,000 options to vest effective June 22, 2001

         These options shall (i) be issued as ISO (incentive stock options);
(ii) have an exercise price equal to the fair market value of the stock as of the Issue Date; (iii) be subject to the 1999 Stock Option Plan adopted by Company ("Stock Option Plan"); and (iii) expire June 16, 2004. In the event of a Corporate Transaction, as defined in the Stock Option Plan, if the acquiring or surviving entity does not agree in writing to convert Executive's stock options outstanding immediately prior to the Transaction into options of equivalent value for the common stock of said entity, then Company shall pay Executive immediately prior to the closing of said Transaction a lump sum equal to the difference between the exercise price and the fair market value of Company's common stock as of the closing for all options which terminate due to the Transaction.

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4.  TERMINATION OF EMPLOYMENT.

         (a) BY COMPANY NOT FOR CAUSE. At any time, and without prior notice, Company may terminate Executive without Cause (as defined below). If Company terminates Executive without Cause, Company shall pay Executive on the date of termination, less withholdings required by law, all unpaid salary and accrued but unused vacation through the date of termination, plus a lump sum payment equal to Executive's then present salary for the greater of (i) the balance of the three (3) year term of this Agreement or (ii) six (6) months. Upon such payment, all of Company's obligations under this Agreement shall cease. Company may dismiss Executive as provided in this Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees.

         (b) BY COMPANY FOR CAUSE. At any time, and without prior notice, Company may terminate Executive for Cause. Company shall pay Executive all compensation then due and owing; thereafter, all of Company's obligations under this Agreement shall cease. Termination shall be for "Cause" if Executive: (i) acts in bad faith and to the detriment of Company; (ii) willfully refuses or fails to act in accordance with any specific direction or order of the Board or CEO; (iii) exhibits in regard to his employment dishonesty, misconduct, or unsatisfactory performance; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (v) breaches any material term of this Agreement.

         (c) BY EMPLOYEE NOT FOR GOOD REASON. At any time, Executive may terminate his employment without Good Reason (as defined below) by providing Company sixty (60) days' advance written notice. Company shall have the option, in its complete discretion, to make Executive's termination effective at any time prior to the end of such notice period, provided Company pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period, not to exceed ninety (60) days; thereafter, all of Company's obligations under this Agreement shall cease.

         (d) BY EMPLOYEE FOR GOOD REASON. Executive may terminate his employment for Good Reason, provided Executive gives Company thirty (30) days' advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, Company shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Executive's notice to terminate shall be rescinded automatically; if not remedied, termination shall become effective upon expiration of the above notice period. In this event, Company shall pay Executive on the effective date of termination the same amounts as provided in Section 4(a), "Termination of Employment By Company Not For Cause".

Termination shall be for "Good Reason" if: (i) there is a material and adverse change in Executive's position, duties, responsibilities, or status with Company; (ii) there is a reduction in Executive's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of Company; (iii) there is a material reduction in Executive's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of Company; or (iv) Company materially breaches this Agreement.

         (e)  TERMINATION OBLIGATIONS.

                  (i) Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Company and shall be returned promptly to Company upon termination of the Period of Employment.

                  (ii) All benefits to which Executive is otherwise entitled shall cease upon Executive's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Company.

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                  (iii) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Company or any Affiliate.

                  (iv) The representations and warranties contained in this Agreement and Executive's obligations under this Section 4(e) on Termination Obligations, Section 5 on Proprietary Information, and
         Section 6 on Inventions and Ideas shall survive the termination of the Period of Employment and the expiration of this Agreement.

                  (v) Following any termination of the Period of Employment, Executive shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Executive shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Executive's acts or omissions while employed by Company.


5.  PROPRIETARY INFORMATION.

         (a) DEFINED. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Company, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Company in the course of his or her employment or otherwise produced or acquired by or on behalf of Company. All Proprietary Information not generally known outside of Company's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information."

         (b) GENERAL RESTRICTIONS ON USE. During the Period of Employment, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Company and as is necessary to carry out his responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Company. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Company.


6.  INVENTIONS AND IDEAS.

         (a) DEFINED; STATUTORY NOTICE. The term "Invention/Idea" includes any and all ideas, processes, trademarks, service marks, inventions, technology, computer hardware or software, original works of authorship, designs, formulas, discoveries, patents, copyrights, products, and all improvements, know-how, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by Executive, alone or with others, during the Period of Employment, except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such intellectual property.

         Executive acknowledges that he understands that this definition is limited by California Labor Code Section 2870, which provides:

    "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

          (2) Result from any work performed by the employee for the employer.

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    (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Nothing in this Agreement is intended to expand the scope of protection provided Executive by Sections 2870 through 2872 of the California Labor Code.

         (b) DISCLOSURE. Executive shall maintain adequate and current written records on the development of all Invention/Ideas and shall disclose promptly to Company all Invention/Ideas and relevant records, which records will remain the sole property of Company. Executive agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), that Executive does not believe to be an Invention/Idea, but that is conceived, developed, or reduced to practice by Executive (alone or with others) during the Period of Employment, shall be disclosed promptly to Company (such disclosure to be received in confidence). Company shall examine such information to determine if in fact the Intellectual Property is an Invention/Idea subject to this Agreement.

         (c) ASSIGNMENT. Executive agrees to, and hereby does, assign to Company his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention/Idea, which shall be the sole property of Company, whether or not patentable. In the event any Invention/Idea is deemed by Company to be patentable or otherwise registrable, Executive shall assist Company (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper thereto (including testifying at Company's expense) and to vest Company, or any entity or person specified by Company, with full and perfect title thereto or interest therein. Executive shall also take any action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in any related proceedings or litigation. Should Company be unable to secure Executive's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention/Idea, whether due to Executive's mental or physical incapacity or any other cause, Executive irrevocably designates and appoints Company and each of its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and in Executive's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and/or done by Executive.

         (d) EXCLUSIONS. Executive represents that there are no Invention/Ideas that he desires to exclude from the operation of this Agreement. To the best of Executive's knowledge, there is no existing contract in conflict with this Agreement and there is no contract to assign any Intellectual Property that is now in existence between Executive and any other person or entity.


7. NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to either party (but only upon receipt by the transmitting party of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Executive at the corresponding address or fax number below. Executive shall be obligated to notify Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

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Company's Notice Address:

     ATTN:  Chief Executive Officer
     Interactive Network, Inc.
     1161 Old County Road
     Belmont, CA 94002

     Fax Number: (650) 508-8794

Executive's Notice Address:

     Bruce W. Bauer
     Interactive Network, Inc.
     1161 Old County Road
     Belmont, CA 94002
     Fax Number: (650) 508-8794


8. ACTION BY COMPANY. All actions required or permitted to be taken under this Agreement by Company, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Chairman of the Board or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.


9. INTEGRATION. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


10. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.


11. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other entity, or the sale by Company of all or substantially all of its assets, or the otherwise lawful assignment by Company of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.


12. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.


13. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

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14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California.


15. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.


16. EMPLOYEE ACKNOWLEDGMENT. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement. Executive specifically acknowledges that he has received notice of his statutory rights under Section 2870 of the California Labor Code, as set forth in the above Section 6 on Inventions and Ideas.


The parties have duly executed this Agreement as of the date first written above.


/S/ Robert Brown
------------------------------
   Robert J. Brown




   Interactive Network, Inc.

/S/ Bruce W. Bauer
------------------------------
   By:  Bruce W. Bauer
   Its:  Chief Executive Officer